Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

COMPUTER PROGRAMS AND SYSTEMS, INC.

Computer Programs and Systems, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended to effect a change to the name of the Corporation. Article I of the Certificate of Incorporation is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

“ARTICLE I

Name

The name of the corporation is TruBridge, Inc.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (and, pursuant to Section 242(b)(1), no vote of the stockholders of the Corporation was required to adopt such amendment).

THIRD: This Certificate of Amendment shall become effective at 12:01 a.m. on March 4, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed by its duly authorized officer on this the 29th day of February, 2024.

/s/ Kevin Plessner
Kevin Plessner
Authorized Officer